Exhibit 99.1

PRESS RELEASE

Sonic Foundry Reports Fourth Quarter and Fiscal 2009 Year-End Results

MADISON, Wis. – November 30, 2009 – Sonic Foundry, Inc. (NASDAQ: SOFOD), the recognized market leader for rich media webcasting and knowledge management, today announced financial results for the  fiscal year and quarter ended September 30, 2009. Results include:

2009 Fiscal Year
•	Revenue totaled $18.6 million compared to $15.6 million in 2008
•	Billings totaled $19.2 million compared to $16.9 million in 2008
•	Gross margin was 77 percent, up from 73 percent in fiscal year 2008
•	Operating expenses were reduced 13 percent from $19.3 million to $16.7 million
•	Services revenue increased 25 percent
•	Cash used in operating activities decreased 62 percent from $3.9 million in fiscal year 2008 to $1.5 million in fiscal year 2009
•	GAAP net loss was $(2.6) million or $(0.74) per diluted share compared to a revised loss of $(8.1) million or $(2.28) per diluted share in 2008
•	Non-GAAP net loss was $(693) thousand or $(0.19) per diluted share compared to non-GAAP net loss of $(4.6) million or $(1.29) per diluted share in fiscal year 2008

Fourth Quarter
•	Revenue was $4.1 million, up two percent from 2008 fiscal fourth quarter
•	Billings totaled $4.7 million compared to $5.3 million in the fourth quarter of 2008
•	GAAP net loss was $(1.1) million or $(0.30) per diluted share compared to a revised loss of $(1.5) million or $(0.42) per diluted share in the fourth quarter of 2008
•	Non-GAAP net loss was ($0.1) million or $(0.04) per diluted share compared to non-GAAP net income of $0.3 million or $0.08 per diluted share
•	Deferred revenue balance was $5.3 million compared to $4.7 million at June 30, 2009, and $4.7 million at September 30, 2008, partly due to increase in webcasting events and other services
•	Services revenue was $2.1 million, up 20 percent from fiscal fourth quarter of 2008

Non-GAAP net income primarily excludes all non-cash related expenses of stock compensation, depreciation, amortization, provision for income taxes and the cash impact of personnel and program reductions and billings not recognized as revenue. Reconciliation between GAAP and non-GAAP results is provided at the end of this press release.

In fiscal 2009, the company recorded a non-cash deferred tax liability related to goodwill acquired in 2001 and made corresponding revisions to 2008 results. The net impact was to record a $142 thousand non-cash provision for taxes and an increase to a long-term deferred tax liability of $142 thousand in fiscal 2009 and to record a $256 thousand non-cash provision for taxes in fiscal 2008 as well as the accumulated impact of prior period amortization of goodwill. This liability had historically been presented net of deferred tax assets and associated valuation allowances. Management determined that due to the nature of the deferred tax liability and future growth of such non-cash liability it was more prudent to present separately. Fiscal 2008 numbers have been revised to match this presentation.

On November 16, 2009, the company completed a one-for-ten reverse stock split of its common stock.  The net effect was to reduce the number of common shares outstanding from approximately 36,069,000 to 3,606,900. Fiscal 2009 and prior period share and per share amounts have been adjusted to reflect the split for comparative purposes.

The company increased the balance of unearned revenue by $611 thousand or 13 percent year over year to its current end of year level of $5.3 million. Of the unearned revenue balance, the company expects to realize $2.2 million in the quarter ending December 31, 2009.

Total services revenue was $8.8 million for fiscal 2009, an increase of 25 percent from fiscal 2008. Services revenue includes Mediasite customer support contracts, as well as training, installation, rental, event and content hosting services. The increase was primarily due to event and content hosting services plus support contracts on new Mediasite Recorders and recurring renewals of support contracts entered into previous years.

The expense reductions and cost control initiated in January 2008 and continued throughout fiscal 2009 resulted in quarter over quarter EPS improvement for the seventh consecutive reporting period.

U.S. higher education purchasing decreased year over year as both public and private institutions struggled with state budget deficits and mandates. Billings to higher education customers totaled 61 percent of total billings for fiscal 2009.

Corporate sector sales appear to be recovering from the recession with sales roughly flat compared to fiscal 2008. However, international sales remained strong with approximately 27 percent of the year’s billings, compared to 14 percent in fiscal 2008.

“While the last year or two have been quite challenging, due primarily to extraordinary economic conditions, we managed to grow our business during a period when overall IT spending decreased,” said Rimas Buinevicius, chairman and CEO of Sonic Foundry. “Furthermore, we are beginning to see signs of economic recovery, and specifically, certain signals for expanded growth in mid-2010 as they relate to the Mediasite product and service offering. Correspondingly, our recent prospecting has resulted in additions to our sales pipeline that, if consummated, would dwarf most of the previous sales made by the company to date. These opportunities have been harvested both domestically and internationally and in different vertical segments of our customer base, most of it occurring in the last few months.  Based on the expected timing of these new opportunities, mid-2010 may mark a significant turning point for the company, which could substantially expand operating performance, especially given the cost reductions and operating leverage now in place.”

Highlights of fiscal year 2009 include:
•
Further product development and  enhancements including integration with Moodle and the introduction of Mediasite 5.1 and 5.2, which introduced new Mediasite Players, embeddable Mediasite content and the Mediasite Recorder Control Center

•	Webcasting high-profile conferences, events and product launches for Fortune 1000 companies and major brands including Autodesk, Fiserv, OfficeMax, Research In Motion (RIM) and T-Mobile.
•
New higher education customer acquisitions including Duke University Pratt School of Engineering, Johns Hopkins University Schools of Nursing and Biotechnology, King Abdullah University of Science and Technology, Tecnologico de Monterrey - School of Medicine, Temple University Fox School of Business, University of Denver - Sturm College of Law, University of Florida Radiology, University of Iowa College of Business Administration, University of Michigan School of Social Work, University of New Mexico Health Science Center and Center for Long Term Ecological Research, University of Washington School of Medicine, UCLA School of Public Health, Vanderbilt University, Villanova University School of Business and Virtual University of Tunis

•
Numerous awards and analyst recognition including Frost & Sullivan’s World Market Leadership Award, positioned as Market Leader for Distance Education and e-Learning by Wainhouse Research, plus Best Presentation Tool by Best of Elearning!, Best Webcasting Platform in the Streaming Media Magazine Readers’ Choice for the third consecutive year as well as in the inaugural Streaming Media European Readers’ Choice, the only United States based company to receive an award

Sonic Foundry will host a corporate webcast today for analysts and investors to discuss its fiscal 2009 results at 3:30 p.m. CT / 4:30 p.m. ET. It will use its patented rich media communications system, Mediasite, to webcast the presentation for both live and on-demand viewing. To access the presentation, go to www.sonicfoundry.com/fy09. An archive of the webcast will be available for 30 days.

EXPLANATION OF NON-GAAP MEASURES
To supplement our financial results presented on a GAAP basis, we use a measure of non-GAAP net income or loss in our financial presentation, which excludes certain non-cash costs and includes certain cash billings not recognized as revenue for GAAP purposes. Our non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning for and forecasting future periods. Our non-GAAP financial measures reflect adjustments based on the following items:

•
Billings not recorded as revenue: We have included the cash effect of billings not recorded as revenue, which are deferred for GAAP purposes, in arriving at non-GAAP net income or loss.  Our services are typically billed and collected in advance of providing the service which requires minimal cost to perform in the future.  Billings are a better indicator of customer activity and cash flow than revenue is, in management’s opinion, and is therefore used by management as a key operational indicator.

•
Depreciation and amortization of intangible and other assets expenses: We have excluded the effect of depreciation and amortization of assets from our non-GAAP net income or loss. Amortization of intangible assets expense varies in amount and frequency and it is significantly affected by the timing and size of our acquisitions. Depreciation and amortization of asset costs is a non-cash expense that includes the periodic write-off of tooling, product design and other assets that contributed to revenues earned during the periods presented and will contribute to future period revenues as well.

•
Non-tax provision for income taxes: We have excluded the impact of the provision for income taxes from our non-GAAP net income or loss.  The provision for income taxes is associated with the difference in treatment of goodwill which is not expensed for GAAP purposes but is amortized over a fifteen year life for Federal income tax purposes.  The result is a non-cash expense and liability that will never be paid.

•
Personnel and program reduction costs: We have excluded the additional costs incurred as a result of our cost reduction plan which was communicated in January 2008. These costs include severance costs associated with employee reductions as we better aligned ourselves with key vertical markets.  Also excluded is a one time charge associated with an early extinguishment of a lease.

•
Stock-based compensation expenses: We maintain an employee qualified stock option plan under which we grant options to acquire common stock to eligible employees. We also maintain an employee stock purchase plan under which common stock may be issued to eligible employees at a reduced price. Stock-based compensation expenses are recorded for these plans in accordance with Statement of Financial Accounting Standard No. 123R, Share-Based Payment – an Amendment of FASB Statement Nos. 123 and 95. Stock-based compensation expense is a non-cash expense. As a result, we have excluded the effect of stock-based compensation expenses from our non-GAAP net income or loss.

About Sonic Foundry®, Inc.
Sonic Foundry (NASDAQ: SOFOD, www.sonicfoundry.com) is the global leader for rich media webcasting and knowledge management, providing enterprise communication solutions for more than 1,600 customers in education, business and government. Powered by Mediasite, the patented webcasting platform which automates the capture, management, delivery and search of lectures, online training and briefings, Sonic Foundry empowers people to transform the way they communicate. Through the Mediasite platform and its Events Services group, the company helps customers connect a dynamic, evolving world of shared knowledge and envisions a future where learners and workers around the globe use webcasting to bridge time and distance, accelerate research and improve performance.

Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for Sonic Foundry's products, its ability to succeed in capturing significant revenues from media services and/or systems, the effect of new competitors in its market, integration of acquired business and other risk factors identified from time to time in its filings with the Securities and Exchange Commission.

For investor inquiries: investor@sonicfoundry.com
For media relations: tammyk@sonicfoundry.com

Sonic Foundry, Inc.
Consolidated Balance Sheets
(in thousands, except for share data)

	September 30,
	2009	Revised 2008
Assets
Current assets:
Cash and cash equivalents	$2,598	$3,560
Accounts receivable, net of allowances of $105 and $150	3,741	3,864
Inventories	440	330
Prepaid expenses and other current assets	472	429
Total current assets	7,251	8,183

Property and equipment:
Leasehold improvements	980	980
Computer equipment	2,545	2,476
Furniture and fixtures	461	461
Total property and equipment	3,986	3,917
Less accumulated depreciation and amortization	2,670	2,223
Net property and equipment	1,316	1,694
Other assets:
Goodwill	7,576	7,576
Other intangibles, net of amortization of $35 and $19	30	21
Total assets	$16,173	$17,474

Liabilities and stockholders' equity
Current liabilities:
Revolving line of credit	$300	$-
Accounts payable	636	1,256
Accrued liabilities	1,047	1,113
Unearned revenue	5,272	4,661
Current portion of capital lease obligations	24	46
Current portion of notes payable	316	333
Total current liabilities	7,595	7,409

Long-term portion of capital lease obligations	-	24
Long-term portion of notes payable	557	223
Other liabilities	170	255
Deferred tax liability	1,250	1,108
Total liabilities	9,572	9,019

Commitments and contingencies

Stockholders' equity:
Preferred stock, $.01 par value, authorized 500,000 shares; none issued	─	─
5% preferred stock, Series B, voting, cumulative, convertible, $.01 par value (liquidation preference at par), authorized 1,000,000 shares, none issued	─	─
Common stock, $.01 par value, authorized 10,000,000 shares; 3,619,639 and 3,572,883 shares issued and 3,606,922 and 3,560,167 shares outstanding	362	357
Additional paid-in capital	184,990	184,204
Accumulated deficit	(178,556)	(175,911)
Receivable for common stock issued	(26)	(26)
Treasury stock, at cost, 12,716 shares	(169)	(169)
Total stockholders' equity	6,601	8,455
Total liabilities and stockholders' equity	$16,173	$17,474

See accompanying notes

Sonic Foundry, Inc.
Consolidated Statements of Operations
(in thousands, except for share and per share data)

	Years Ended September 30,
	2009	Revised 2008
Revenue:
Product	$9,644	$8,439
Services	8,813	7,037
Other	120	125
Total revenue	18,577	15,601

Cost of revenue:
Product	3,794	3,886
Services	537	319
Total cost of revenue	4,331	4,205
Gross margin	14,246	11,396

Operating expenses:
Selling and marketing	10,350	12,905
General and administrative	2,910	2,843
Product development	3,464	3,531
Total operating expenses	16,724	19,279
Loss from operations	(2,478)	(7,883)

Interest expense	(72)	(89)
Other income, net	47	99
Total other income (expense)	(25)	10
Loss before income taxes	(2,503)	(7,873)
Provision for income taxes	(142)	(256)

Net loss	$(2,645)	$(8,129)

Loss per common share:
Basic net loss per common share	$(0.74)	$(2.28)
Diluted net loss per common share	$(0.74)	$(2.28)

Weighted average common shares – Basic	3,598,040	3,557,966
– Diluted	3,598,040	3,557,966
See accompanying notes

Non-GAAP Consolidated Statements of Operations
(in thousands)

	Fiscal Quarter Ended September 30, 2009			Revised Fiscal Quarter Ended September 30, 2008
	GAAP	Adj(1)	Non- GAAP	GAAP	Adj(1)	Non-GAAP

Revenues	$4,128	$575	$4,703	$4,065	$1,220	$5,285

Cost of revenue	1,015	—	1,015	1,125	—	1,125

Total Operating expenses	4,065	(237)	3,828	4,158	(304)	3,854

Loss from operations	(952)	812	(140)	(1,218)	1,524	306

Other income (expense)	4	—	4	(8)	—	(8)
Provision for income taxes	(142)	142	—	(256)	256	—

Net income (loss)	$(1,090)	$954	$(136)	$(1,482)	$1,780	$298

Diluted net income (loss) per common share	$(0.30)	$0.26	$(0.04)	$(0.42)	$0.50	$0.08

(1)Adjustments consist of the following:

Billings		$575			$1,220
Depreciation (in G&A)		145			195
Personnel and program reductions
Non-cash tax provision		142			256
Stock-based compensation(2)		92			109

Total non-GAAP adjustments		$954			$1,780

(2) Stock-based compensation is included in the following GAAP operating expenses:

Selling and marketing		$59			$71
General and administrative		8			30
Research and development		25			8

Total stock-based compensation		$92			$109

	Fiscal Year Ended September 30, 2009			Revised Fiscal Year Ended September 30, 2008
	GAAP	Adj(1)	Non- GAAP	GAAP	Adj(1)	Non-GAAP

Revenues	$18,577	$611	$19,188	$15,601	$1,347	$16,948

Cost of revenue	4,331	—	4,331	4,205	—	4,205

Total Operating expenses	16,724	(1,199)	15,525	19,279	(1,953)	17,326

Loss from operations	(2,478)	1,810	(668)	(7,883)	3,300	(4,583)

Other income	(25)	—	(25)	10	—	10
Provision for income taxes	(142)	142	—	(256)	256	—

Net income (loss)	$(2,645)	$1,952	$(693)	$(8,129)	$3,556	$4,573

Diluted net income (loss) per common share	$(0.74)	$0.55	$(0.19)	$(2.28)	$0.99	$(1.29)

(1)Adjustments consist of the following:

Billings		$611			$1,347
Depreciation (in G&A)		615			702
Personnel and program reductions		-			612
Non-cash tax provision		142			256
Stock-based compensation(2)		584			639

Total non-GAAP adjustments		$1,952			$3,556

(2) Stock-based compensation is included in the following GAAP operating expenses:

Selling and marketing		$375			$352
General and administrative		52			90
Research and development		157			197

Total stock-based compensation		$584			$639